Control and Restricted Loan Agreement

This Control and Restricted Loan Agreement (the "Agreement") is entered into this 26th day of March 2024 by and between RBC Capital Markets, LLC ("RBC CM") and Algo Holdings Inc. (the "Client").

WHEREAS, the Client and RBC CM entered into a Margin Agreement dated February 28, 2024 (the "Margin Agreement"); and

WHEREAS, the Client seeks to obtain from RBC CM a loan; and

WHEREAS, RBC CM is willing to extend to the Client a loan; and

WHEREAS, as a condition to extending such a loan to the Client RBC CM will require a pledge by the Client of all their shares in Conduit Pharmaceuticals Inc. ("CDT") held by the Client in their account (the "Account"). As of the date of this agreement the Client is an "affiliate" of CDT, as that term is defined in the Securities Act of 1933 and regulations promulgated thereunder.

NOW, THEREFORE, in consideration of the extension by RBC CM, as the carrying firm, of credit to the Client, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

1. <u>Loan to the Client</u>. Subject to the foregoing and to the other terms and conditions of this Agreement, RBC CM hereby agrees to loan to the Client the lesser of 15% of the market value of the CDT shares held in the Account, or $4,750,000 ("Loan Amount").

2. <u>Term of Loan</u>. All amounts advanced and other balances due, together with interest and commissions, shall be due and payable on demand. The Client will at all times maintain such margins as RBC CM may require from time to time.

3. <u>Interest on Debit Balances</u>. The interest charged with respect to all credit extended to the Client in the Account will vary depending upon the size of the debit balance at the time the interest computation is made in accordance with RBC CM's interest rate schedule, receipt of which is acknowledged; provided, however, that in no event shall such rate exceed the maximum rate allowed by the substantive laws of the State of Minnesota.

4. <u>Pledge of Shares</u>. The Client hereby agrees to pledge all shares of CDT stock (the "Collateral Shares") held in the Account to RBC CM, and the Client hereby grants to RBC CM a security interest (the "Security Interest") in the Collateral Shares to the full extent of all outstanding debt owed by the Client to RBC CM.

5. <u>Additional Documentation</u>. To induce RBC CM to undertake the loan to the Client, and in order to assure full payment of such loan, the Client undertakes and agrees to complete, execute and file all such documents as may be required by RBC CM in its sole discretion, in connection with the pledge, sale, or liquidation of such Collateral Shares, including, but not limited to:

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a. Any documentation that may be required by RBC CM to monitor or assess the status of the loan or of the Collateral Shares;

b. Any documentation that the U.S. Securities and Exchange Commission, or any rule, regulation or directive of such agency, may require for RBC CM to sell, liquidate, close the Client's margin account, or otherwise convey the Collateral Shares; and

c. Any stock power or other, similar authority that may, in the sole judgment of RBC CM, be required or necessary to perfect the Security Interest in the Collateral Shares, or to sell, liquidate or otherwise convey such Collateral Shares.

6. Authority to Sell, Liquidate or Cancel. In addition to the rights specified in the Margin Agreement, RBC CM shall have the right, without prior notice to the Client, to sell or liquidate the Collateral Shares and any additional securities held in the Account, or close the Client's margin account, as may be deemed necessary to satisfy all outstanding debt owed by the Client to RBC CM:

   a. At any time the outstanding debit balance versus the Collateral Shares in the Account is greater than the Loan Amount.

   b. At any time the current market value of the Collateral Shares less the Loan Amount ("Equity") is 85% or less of the value of the Collateral Shares; or

   c. Whenever the current market value of any one of the Collateral Shares is $2.00 or less; or

   d. Whenever the Loan Amount exceeds the current market value of the Collateral Shares that may be sold immediately in any recognized securities market under applicable securities regulations; or

   e. Whenever, at the sole discretion of RBC CM, it is considered necessary for RBC CM's protection.

7. Representations by the Client. All representations made in connection with the certifications, forms and documents provided to RBC CM in connection with this Agreement or the Collateral Shares may be relied upon by RBC CM as true and correct and containing no material misstatements or omissions of material fact.

8. Amendment of Margin Agreement. Only with respect to the Loan Amount secured by the Collateral Shares, the Margin Agreement shall be deemed to be amended and modified to conform with the terms of this Agreement. The parties to this Agreement understand and agree that, in all other respects, including, without limitation, the authority of RBC CM to sell, liquidate, or close out any margin account of the Client, the terms of the Margin Agreement shall govern the relationships between, and the rights and obligations of, the parties to the Margin Agreement and this Agreement.

9. Entire Agreement. This Agreement, together with the Margin Agreement and other account documents supersedes any and all prior agreements or understanding among the parties with respect to the subject matter hereof. No party hereto shall be bound by, and each party hereto specifically objects to, any term, condition or other provision or other condition which is different from or in addition to the provisions of the Agreement (whether or not it would materially alter this

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Agreement) and which is proffered by any other party hereto in any correspondence or other document, unless the party to be bound thereby specifically agrees to such provision in writing.

IN WITNESS WHEREOF, the Client hereto has entered into and signed this Agreement as of the date and year first above written.

Algo Holdings Inc.

By: /s/ Andrew J. Regan
Andrew J. Regan, Algo Holdings Inc.

03/28/2024
Date

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